UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 19, 2008

Bowne & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-05842	13-2618477
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Water Street, New York, New York		10041
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-924-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 3.03 of this Current Report on Form 8-K that relates to the entry into a material definitive agreement is incorporated by reference into this Item 1.01.

Item 3.03 Material Modifications to Rights of Security Holders.

On August 19, 2008, Bowne & Co., Inc. (the "Company") amended the terms of its $75.0 million 5% Convertible Subordinated Debentures due 2033 (the "Notes") and the related Indenture, dated September 24, 2003, by and between the Company and The Bank of New York Mellon (the "Indenture"), by a First Supplemental Indenture. The amendment provides the holders of the Notes with extended call protection by eliminating the Company’s ability to redeem the Notes until October 1, 2010, and also provides the holders with an additional opportunity to require the Company to repurchase the Notes for cash on October 1, 2010. In addition, the amendment increases the semi-annual cash interest payments at a rate of 0.5%, per annum, to 5.5%, per annum, for interest accruing for the period from October 1, 2008 through October 1, 2010.

The Company has sufficient capacity under its existing $150 million revolving credit facility to repurchase all of the Notes, but has decided to enhance the terms of the Notes to encourage holders not to exercise their October 1, 2008 repurchase rights.

The First Supplemental Indenture is filed herewith in connection with the Company’s amendment of the Notes and the Indenture.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the modifications of the terms of the Notes (the "Debt Modification") to U.S. Holders, as defined below, pursuant to the amendment by the First Supplemental Indenture. This summary is for general information purposes only and does not take into account the individual facts and circumstances of any particular holder of Notes. Therefore, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any such holder. Holders should consult their own tax advisors regarding the U.S. federal income, state and local, and non-U.S. tax consequences of the Debt Modification.

This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in federal income tax consequences significantly different from those discussed in this summary.

Holders of Notes should be aware that, due to the factual nature of the inquiry and the absence of relevant legal authorities, there is uncertainty under current U.S. federal income tax law as to the appropriate tax consequences of the Debt Modification. No statutory, administrative or judicial authority directly addresses the treatment of the Debt Modification for U.S. federal income tax purposes. The Company has not requested, and does not intend to request, a ruling from the United States Internal Revenue Service (the "IRS") regarding any of the U.S. federal income tax consequences of the Debt Modification. As a result, this summary is not binding on the IRS or the courts, and no assurance can be given that the conclusions reached in this summary will not be challenged by the IRS or will be sustained by a court if so challenged.

As used in this summary, a "U.S. Holder" is any beneficial owner of Notes that is (i) a citizen or an individual resident of the United States for federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for federal income tax purposes) organized under the laws of the United States or any of its political subdivisions, including the States and the District of Columbia, (iii) an estate the income of which is subject to federal income taxation regardless of its source, or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If an entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the U.S. federal income tax treatment of a partner in such entity generally will depend upon the status of such partner and upon the activities of the partnership. Partners in partnerships that beneficially own the Notes should consult their own tax advisors as to the federal income, state and local, and non-U.S. tax consequences of the Debt Modification.

This summary does not address the U.S. federal income tax consequences to certain categories of U.S. Holders subject to special rules, including U.S. Holders that (i) are banks, financial institutions or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method, (iv) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts, (v) own Notes as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (vi) are liable for the "alternative minimum tax" under the Code, (vii) have a functional currency other than the U.S. Dollar or (viii) hold Notes other than as a capital asset within the meaning of Section 1221 of the Code.

THIS SUMMARY IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL OF THE U.S. FEDERAL INCOME AND OTHER TAX CONSIDERATIONS REGARDING THE DEBT MODIFICATION. BECAUSE THE U.S. FEDERAL INCOME TAX TREATMENT OF THE DEBT MODIFICATION IS UNCERTAIN, HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

Generally, the modification of a debt instrument will be treated as a "deemed exchange" of the existing debt instrument for a new debt instrument for U.S. federal income tax purposes if such modification is "significant" within the meaning of applicable Treasury Regulations. Under such Regulations, the modification of a debt instrument is generally "significant" if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are "economically significant." In addition, the Regulations specifically provide that a change in the yield of a debt instrument (including as a result of an increase to the interest rate applicable to the debt) generally constitutes a significant modification if the yield of the modified debt instrument varies from the yield of the unmodified debt instrument by more than the greater of (a) 25 basis points or (b) 5 percent of the annual yield on the unmodified debt instrument. Special rules apply in determining the yield with respect to a debt instrument in which the holder or the issuer has the right to cause a repurchase of the debt. The Company intends to treat the Debt Modification as a significant modification that would result in a deemed exchange for U.S. federal income tax purposes.

Although the Company intends to treat the Debt Modification as giving rise to a deemed exchange of a U.S. Holder’s "old" debt instrument for "new" debt instrument for U.S. federal income tax purposes, the deemed exchange will generally constitute a tax-free recapitalization if both the "old" Notes (the "Old Notes") and the "new" Notes (the "New Notes") are treated as "securities" for U.S. federal income tax purposes. Neither the Code nor the Treasury Regulations define the term security. Although there are a number of factors that may affect the determination of whether a debt instrument is a "security," one of the most important factors is the term of the debt instrument. In general, debt instruments with an original term of more than ten years are likely to be treated as "securities," and debt instruments with an original term of less than five years are unlikely to be treated as "securities." Because the application of these rules to the Notes is unclear, however, U.S. Holders should consult their tax advisors regarding whether the New Notes and the Old Notes would constitute securities for these purposes.

If the deemed exchange is treated as a tax-free recapitalization, (i) no gain or loss will be recognized by a U.S. Holder, (ii) a U.S. Holder will have an initial tax basis in the New Notes received in the deemed exchange equal to the holder’s tax basis in the Old Notes immediately prior to the deemed exchange, and (iii) the U.S. Holder’s holding period for the New Notes will include the period during which the U.S. Holder held the Old Notes. Special rules apply to holders that acquired the Notes at a price other than their original issue price and such holders should consult their tax advisors regarding the application of the market discount and premium rules under the Code to the New Notes.

If the Debt Modification results in a deemed exchange that is not treated as a tax-free recapitalization, a U.S. Holder would generally recognize gain or loss on such deemed exchange in an amount equal to the difference, if any, between (i) the issue price of the New Notes, as described below, and (ii) the U.S. Holder’s adjusted tax basis in the Old Notes. Any gain recognized in a taxable exchange generally would be capital gain (except to the extent of any accrued market discount and any portion attributable to accrued but unpaid interest, in each case not previously included in the U.S. Holder’s income), and would be long-term capital gain if, at the time of the deemed exchange, the Old Notes have been held for more than one year. U.S. Holders may not be allowed to recognize currently any loss resulting from the deemed exchange because the deemed exchange could be treated as a "wash sale" within the meaning of Section 1091 of the Code. In that case, such loss would be deferred, and would be reflected as an increase in the basis of the New Notes. A U.S. Holder’s holding period for a New Notes would commence on the date immediately following the date of the deemed exchange, and the U.S. Holder’s initial tax basis in the New Notes will be the issue price of the New Notes.

The "issue price" of the New Notes will depend on whether the Old Notes or the New Notes are "publicly traded" within the meaning of applicable Treasury Regulations. If either the Old Notes or the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes (if only the New Notes are publicly traded or both the Old Notes and the New Notes are publicly traded) or the Old Notes (if only the Old Notes are publicly traded), in each case on the date of the deemed exchange. If neither the Old Notes nor the New Notes are publicly traded, the issue price of the New Notes will equal the lesser of their actual principal amount and their "imputed" principal amount (generally, the present value of payments due under the New Notes, discounted using the appropriate applicable federal rate). Regardless of whether the deemed exchange is taxable or tax-free, if the issue price of the New Notes is less than the "stated redemption price at maturity" of the New Notes by more than a statutorily defined "de minimis" amount (as determined under special tax rules), the New Notes will be treated as having been issued with original issue discount ("OID"). A U.S. Holder may be required to include OID in income, each year, in advance of the receipt of cash payments on the New Notes. If the New Notes are treated as issued with OID and a U.S. Holder’s initial tax basis in the New Notes exceeds the issue price but is less than the stated redemption price at maturity of the New Notes, the excess would generally be taken into account as acquisition premium that would be amortizable as a reduction to OID over the term of the New Notes. If a U.S. Holder’s tax basis in the New Notes exceeds the stated redemption price at maturity of the New Notes there should be no OID accruals and the resulting premium may at the election of the holder be amortizable over the term of the New Notes. U.S. Holders should consult their own tax advisors regarding the existence and treatment of any OID with respect to the Notes.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES RESULTING FROM THE DEBT MODIFICATION.

Item 9.01 Financial Statements and Exhibits.

4.1 First Supplemental Indenture, dated as of August 19, 2008, between the Company and The Bank of New York Mellon.

99.1 Press release, dated August 19, 2008, issued by Bowne & Co., Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bowne & Co., Inc.

August 21, 2008	By:	Scott L. Spitzer

Name: Scott L. Spitzer
Title: Senior Vice President, General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

4.1	First Supplemental Indenture, dated as of August 19, 2008, between the Company and The Bank of New York Mellon.
99.1	Press release, dated August 19, 2008, issued by Bowne & Co., Inc.